Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements Nos. 333-76485 and 333-70534 on Form S-3 and Registration Statements Nos. 333-102003, 333-90676, 333-45258 and 333-36392 on Form S-8 of Paradigm Genetics, Inc. of our report dated March 16, 2004 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 30, 2004